Exhibit 99.2

AGREEMENT

WHEREAS, certain of the undersigned are stockholders or potential board nominees or potential stockholders of TeleCommunication Systems, Inc. (the “Company”);

WHEREAS, each of Cannell Capital LLC (“CC LLC”), Dilip Singh, John Knapp, Mark Stolper, John Climaco, and Charles M. Gillman wish to form a group for the purpose of improving the governance of the Company and to take such other actions as may be desirable to enhance stockholder value.

NOW, IT IS AGREED, this day by the parties hereto:

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.

Dilip Singh will be identified as the leader of the Group.

Each of the undersigned agrees to form the Group for the purpose of (i) seeking changes to corporate governance of the Company to bring the Company in line with current best practices, (ii) taking such other actions as the parties deem advisable in order to enhance stockholder value, and (iii) taking all other action necessary or advisable to achieve the foregoing, including managing a contested proxy solicitation for the 2015 election.

Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

A third party (“the Filing Consultant”) to be contracted by the Group shall be responsible for the preparation of all Schedule 13D filings and amendments thereto, as well as the filing of such documents with the SEC following consultation and, and upon prior approval of, each party hereto or their authorized representative. The Filing Consultant will provide drafts of all proposed Schedule 13D filings to all members of the Group at least 24 hours prior to the filing.

Upon request, all members of the Group agree to provide the Filing Consultant, within 24 hours’ notice, their current holdings of all securities issued by the Company and any purchases or sales thereof during the last 60 days. Such data are to be provided to the Filing Consultant, electronically and with regards to any transaction data, will include the transaction price, share count, and name of the beneficial owner.

So long as this Agreement is in effect, each of the undersigned shall provide written notice to the Filing Consultant, of (i) any purchases or sales of securities of the Company by themselves or by any “Affiliate” or “Associate” as defined in Rule 12b2 under the Exchange Act; or (ii) any securities of the Company over which they or any “Affiliate” or “Associate” acquire or dispose of beneficial ownership for purposes of Section 13(d) of the Exchange Act. Notice shall be given no later than one business day following such purchase or sale.

All expenses, including but not limited to the retention of the Filing Consultant, the expense of preparing a detailed and lengthy PowerPoint presentation, the expense of releasing short sections of the PowerPoint presentation to news services, and the expenses of preparing and soliciting a proxy for the 2015 election, will be split between CC LLC and Charles M. Gillman and his various affiliates, with 50 percent of the expenses to be paid by CC LLC and 50 percent of the expenses to be paid together by Charles M. Gillman and his various affiliates.  Examples of allowable expenses are postage costs, legal and filing fees, fees related to document preparation, fees charged by SEC for filings, fees charged by newswires for press releases, and the cost of counsel related to the Group’s activities. Examples of items that are not expenses are travel and entertainment for any member of the Group or employee thereof, and salary or wages for any member of the Group or employee thereof.

Each of the undersigned agrees that any promulgation, including but not limited to a SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth above shall be first approved by each party hereto, or its representatives, approval of which shall not be unreasonably withheld. If so authorized by each of the parties hereto, a spokesperson will be appointed for the Group with respect to certain communications with the Company, the press, other stockholders and/or other parties relating to the Group, provided, however, that the general content of all such statements and the recipient(s) of such statements shall be subject to the prior approval of the other parties or their authorized representatives.

The relationship of the parties hereto shall be limited to carrying on such business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed or authorize any party to act as an agent for the other party, to bind the other party, or to create a joint venture or partnership. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws. In addition, nothing herein shall restrict any party’s right to vote securities of the Company in accordance with his/its respective duties and obligations.

Each of the parties hereto acknowledges and agrees that he/it does not have any voting or investment power over, or pecuniary interest in, the shares of the Company held by any other party to this Agreement, except as disclosed in any Schedule 13D filings.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
Any party hereto may terminate his obligations under this Agreement on 24 hours’ written notice delivered to all other parties. Written notice may take the form of letter, electronic email, or facsimile. The receipt of a so-called ‘read receipt’ message from an associated with an outbound electronic e-mail or the signed acceptance of registered or courier-delivered mail shall suffice as acknowledgement of such notice.

Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.